Exhibit 4.1

          THIS FIRST SUPPLEMENT TO THE PURCHASE CONTRACT AGREEMENT, dated as of June 30, 2010 (this “Supplemental Agreement”), among XL Company Switzerland GmbH, a limited liability company incorporated under the laws of Switzerland and wholly owned by XL-Cayman (as defined below) (“XL-Switzerland”), XL Group plc, a public limited company incorporated under the laws of Ireland (“Parent”), XL Capital Ltd, a Cayman Islands exempted limited company (“XL-Cayman”), the entire issued ordinary share capital of which is owned by Parent, and The Bank of New York Mellon, a New York banking corporation, acting as purchase contract agent and attorney-in-fact for the Holders of Units from time to time (the “Agent”) pursuant to the Purchase Contract Agreement (as defined below).

          WHEREAS, XL-Cayman and the Agent executed and delivered a Purchase Contract Agreement, dated as of August 5, 2008 (the “Purchase Contract Agreement”), to provide for the execution and delivery of the Purchase Contracts and Certificates related to the Normal Units and the Stripped Units (collectively, the “Units”);

          WHEREAS, XL-Cayman will undertake a scheme of arrangement under Cayman Islands law (the “Scheme”), pursuant to which at the time the Scheme becomes effective (the “Effective Time”), all previously outstanding Ordinary Shares (as defined in the Purchase Contract Agreement) of XL-Cayman (such Ordinary Shares, the “Cayman Ordinary Shares”) will be transferred to Parent and Parent will issue its Ordinary Shares, nominal value $0.01 per share, (the “Parent Ordinary Shares”) on a one-for-one basis to the holders of whole Cayman Ordinary Shares and will pay cash to holders of fractional Cayman Ordinary Shares (such exchange, the “Parent Exchange Event”);

          WHEREAS, concurrently with the execution and delivery of this Supplemental Agreement and in connection with the Scheme, Parent is listing the Parent Ordinary Shares on the New York Stock Exchange;

          WHEREAS, the Parent Exchange Event results in the occurrence of a Reorganization Event;

          WHEREAS, Section 5.6(b)(i) of the Purchase Contract Agreement provides that in the event of a Reorganization Event, the Person formed thereby shall execute and deliver to the Agent an agreement supplemental to the Purchase Contract Agreement providing that the Holder of each Outstanding Unit shall have the rights provided by Section 5.6 of the Purchase Contract Agreement and for adjustments which, for events subsequent to the date hereof, are as nearly equivalent as may be practicable to the adjustments provided for in Section 5.6 of the Purchase Contract Agreement;

          WHEREAS, Section 8.1(d) of the Purchase Contract Agreement authorizes XL-Cayman and the Agent to enter into a supplemental agreement without the consent of any Holders to make provision with respect to the rights of Holders pursuant to the requirements of Section 5.6(b) of the Purchase Contract Agreement;

          WHEREAS, concurrently with the execution and delivery of this Supplemental Agreement, XL-Cayman is transferring substantially all of its assets to XL-Switzerland (the “Succession Event”);

          WHEREAS, as a condition to the Succession Event, Section 9.1 of the Purchase Contract Agreement requires, among other things, that XL-Switzerland execute and deliver one or more supplemental agreements to expressly assume all the obligations of XL-Cayman under the Purchase Contracts, the Purchase Contract Agreement and the Pledge Agreement;

          WHEREAS, XL-Switzerland shall have expressly assumed such obligations pursuant to (1) this Supplemental Agreement; and (2) the First Amendment to the Pledge Agreement, dated as of the date hereof among XL-Cayman, XL-Switzerland, the Agent and The Bank of New York Mellon, as collateral agent, custodial agent and securities intermediary;

          WHEREAS, Section 8.1(a) of the Purchase Contract Agreement authorizes XL-Cayman and the Agent to enter into a supplemental agreement without the consent of any Holders to evidence the succession of another Person to XL-Cayman, and the assumption by any such successor of the covenants of XL-Cayman in the Purchase Contract Agreement and in the Certificates;

          WHEREAS, each of Parent and XL-Cayman (each, a “Guarantor”) desires to Guarantee the Obligations (each as defined below);

          WHEREAS, Section 8.1(b) of the Purchase Contract Agreement authorizes XL-Cayman (or its successor hereby thereto) and the Agent to enter into a supplemental agreement without the consent of any Holders to add to the covenants of XL-Cayman for the benefit of the Holders, or to surrender any right or power conferred upon XL-Cayman in the Purchase Contract Agreement; provided such covenants or such surrender shall not adversely affect the validity, perfection or priority of the security interests granted or created under the Pledge Agreement;

          WHEREAS, Section 8.1(e) of the Purchase Contract Agreement authorizes XL-Cayman (or its successor hereby with respect thereto) to enter into a supplemental agreement without the consent of any Holders to cure any ambiguity, to correct or supplement any provisions under the Purchase Contract Agreement, or to make any other provisions with respect to such matters or questions arising under the Purchase Contract Agreement; provided such action shall not shall not adversely affect the interest of the Holders;

          WHEREAS, the changes to the Purchase Contract Agreement set forth in this Supplemental Agreement do not adversely affect (i) the interest of the Holders or (ii) the validity, perfection or priority of the security interests granted or created under the Pledge Agreement; and

          WHEREAS, XL-Cayman, XL-Switzerland and Parent have requested that the Agent execute and deliver this Supplemental Agreement;

          NOW, THEREFORE, in consideration of their mutual promises, XL-Switzerland, Parent and XL-Cayman covenant and agree with the Agent as follows:

ARTICLE I

DEFINITIONS

          Section 1.1. Definition of Terms. Unless the context otherwise requires:

          (a) a term defined in the Purchase Contract Agreement has the same meaning when used in this Supplemental Agreement;

          (b) a term defined anywhere in this Supplemental Agreement has the same meaning throughout;

          (c) the terms defined in this Supplemental Agreement include the plural as well as the singular, and nouns and pronouns of the masculine gender include the feminine and neuter genders;

          (d) all accounting terms not otherwise defined in this Supplement Agreement have the meaning assigned to them in accordance with generally accepted accounting principles in the United States;

          (e) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Agreement as a whole and not to any particular Article, Section or other subdivision; and

          (f) the Article and Section headings herein are for convenience only and shall not affect the construction hereof.

ARTICLE II

CONCERNING THE PARENT EXCHANGE EVENT

          Section 2.1. Parent as Issuer of Common Stock upon Settlement.

          (a) The Parent hereby agrees with XL-Cayman (and XL-Switzerland as its successor hereby with respect to the Purchase Contract Agreement) that, from and after the Effective Time of the Parent Exchange Event, upon payment in full of the Purchase Price for such Parent Ordinary Shares (subject to Sections 5.6(c) and 5.4(b)(iii) of the Purchase Contract Agreement), the Parent shall issue and deliver the number of Parent Ordinary Shares which is sufficient to settle the Purchase Contracts, as provided in the Purchase Contracts and Purchase Contract Agreement as amended and supplemented hereby.

          (b) XL-Cayman (and XL-Switzerland as its successor hereby with respect to the Purchase Contract Agreement) hereby agrees that from and after the Effective Time of the Parent Exchange Event, upon payment in full of the Purchase Price for such Parent Ordinary Shares (subject to Sections 5.6(c) and 5.4(b)(iii) of the Purchase Contract Agreement), it shall cause Parent to issue and deliver the number of Parent Ordinary

Shares which is sufficient to settle the Purchase Contracts, as provided in the Purchase Contracts and Purchase Contract Agreement as amended and supplemented hereby.

          (c) XL-Switzerland (as successor hereby with respect to the Purchase Contract Agreement) hereby agrees that, from and after the Effective Time of the Parent Exchange Event, it will immediately forward to XL-Cayman all funds or other consideration received by it under the Purchase Contract Agreement for payment of the Purchase Price upon settlement of each Purchase Contract for the Parent Ordinary Shares so issued.

          (d) The Parent hereby agrees that it shall continue to own the entire issued ordinary share capital of XL-Cayman, and shall cause XL-Cayman to continue to own the entire issued ordinary share capital of XL-Switzerland, at least until such time as Parent issues and delivers the number of Parent Ordinary Shares which is sufficient to settle the Purchase Contracts, as provided in the Purchase Contracts and Purchase Contract Agreement as amended and supplemented hereby.

          (e) Subject to the other provisions of this Supplemental Agreement, from and after the Effective Time of the Parent Exchange Event, references to the “Ordinary Shares” shall relate to Parent Ordinary Shares by operation of Section 5.6(b)(i) of the Purchase Contract Agreement, except to the extent that such reference is a reference to the Cayman Ordinary Shares as of a time preceding the Parent Exchange Event.

          (f) Subject to the other provisions of this Supplemental Agreement, from and after the Effective Time of the Parent Exchange Event:

(i)

Any reference to the “Company” in the definition of “Fundamental Change” and Section 5.6 (except Section 5.6(b)(ii)) of the Purchase Contract Agreement shall be deemed to be a reference to Parent, in each case solely to the extent necessary to give effect to Section 5.6(b) of the Purchase Contract Agreement and this Supplemental Agreement;

(ii)	The text of Section 10.3 of the Purchase Contract Agreement shall be replaced in its entirety by the following:

“Parent shall, and XL-Cayman (and XL-Switzerland as its successor hereto) shall cause Parent to, at all times prior to the Stock Purchase Date reserve and keep available, free from preemptive rights, out of its authorized but unissued Ordinary Shares the maximum number of Ordinary Shares issuable against tender of payment in respect of all Purchase Contracts constituting a part of the Units evidenced by Outstanding Certificates”;

(iii)	The text of Section 10.4 of the Purchase Contract Agreement shall be replaced in its entirety by the following:

“Each of Parent and XL-Cayman (and XL-Switzerland as its successor hereto) covenants that all Ordinary Shares which may be issued against tender of payment in respect of any Purchase Contract constituting a part of the Outstanding Units will, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and shall be free from preemptive rights and free of any lien or adverse claim. Parent will endeavor to, and XL-Cayman (and XL-Switzerland as its successor hereto) shall cause Parent to endeavor to, promptly list or cause to have quoted such Ordinary Shares on each national exchange or in the over-the-counter market or other such market on which the Ordinary Shares are then listed or quoted”; and

(iv)

Any reference in the Purchase Contract Agreement or the Purchase Contracts to an “issuance” of “Ordinary Shares” by the “Company” shall be deemed to be a reference to Parent issuing, and XL-Switzerland procuring the issuance of, Parent Ordinary Shares by Parent. Any reference to the “Company” in the definition of “Registration Statement” shall be deemed to be a reference to Parent, in each case solely to the extent related to the issuance of Parent Ordinary Shares pursuant to this Supplemental Agreement.

ARTICLE III

CONCERNING SETTLEMENT

                    Section 3.1. Purchase Contract Settlement. The parties hereby understand and agree that, pursuant to Section 5.6(b)(i) of the Purchase Contract Agreement, the Parent Exchange Event constitutes a Reorganization Event, as a result of which each Cayman Ordinary Share covered by each Purchase Contract forming part of a Unit prior to such Parent Exchange Event shall, after such Parent Exchange Event, be a Parent Ordinary Share for purposes of the Purchase Contract.

                    Section 3.2. Rights of Holders. Each Holder of an Outstanding Unit shall have the rights provided by Section 5.6(b)(i) of the Purchase Contract Agreement.

                    Section 3.3. Further Adjustments. In accordance with the last paragraph of Section 5.6(b)(i) of the Purchase Contract Agreement, the Settlement Rate shall be adjusted for events subsequent to the Parent Exchange Event, in a manner that is as nearly equivalent as may be practicable to the adjustments provided for in Section 5.6 of the Purchase Contract Agreement, as if Parent were the original “Company” (to the extent provided in Section 2.1(f) herein) and the Parent Ordinary Shares were the original “Ordinary Shares” under the provisions of Section 5.6 of the Purchase Contract Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

                    Section 4.1. Each of XL-Cayman, XL-Switzerland and Parent represents and warrants that it has all requisite power and authority to execute and deliver the Supplemental Agreement and to perform its obligations hereunder, and under the Purchase Contract Agreement, the Purchase Contracts and the Pledge Agreement to which it is a party, in each case as amended and supplemented, and that the execution, delivery and performance by XL-Cayman, XL-Switzerland and Parent of this Supplemental Agreement and the Purchase Contract Agreement have been duly authorized by all necessary corporate or other organizational action.

                    Section 4.2. Each of XL-Switzerland and XL-Cayman represents and warrants that the Succession Event constitutes the transfer of substantially all the XL-Cayman’s assets to the XL-Switzerland.

                    Section 4.3. XL-Switzerland represents and warrants that it is a limited liability company duly organized and validly existing under the laws of Switzerland.

                    Section 4.4. Each of XL-Cayman and XL-Switzerland represents and warrants that neither XL-Cayman nor XL-Switzerland shall, immediately after the Succession Event, be in default of any covenant or condition under the Purchase Contracts, the Purchase Contract Agreement or the Pledge Agreement.

ARTICLE V

ASSUMPTION OF OBLIGATIONS BY XL-SWITZERLAND

                    Section 5.1. Assumption. Subject to the terms and conditions of this Supplemental Agreement, including Articles II and III hereof, XL-Switzerland hereby expressly assumes all the obligations of XL-Cayman under the Purchase Contracts and the Purchase Contract Agreement.

                    Section 5.2. Succession and Substitution. Upon the consummation of the Succession Event:

(i)

Section 9.2 of the Purchase Contract Agreement shall have effect to the extent set forth therein, subject to such Section and Section 2.1(f) herein; provided that, for the avoidance of doubt, nothing in this Supplemental Agreement shall alter the Indenture or the rights and obligations of the parties hereto with respect to the Notes as provided therein; and provided further that XL-Cayman shall remain obligated under the Purchase Contract Agreement and the Purchase Contracts as provided in Article VII; and

(ii)	From and after the Succession Event, any reference in the Purchase Contract Agreement to the “Company” shall be deemed to be references to XL-Switzerland, except (A) to the extent set forth in

Section 2.1(f) herein and (B) that any references to the “Company” in the definitions of “Accounting Redemption Event,” “Notes” or “Special Event Redemption” shall be deemed to be references to XL-Cayman.

ARTICLE VI

NOTICES TO PARTIES

                    Section 6.1. Notices. Pursuant to Section 10.4 of the Purchase Contract Agreement, any request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document provided or permitted by the Purchase Contract Agreement, as amended and supplemented hereby:

(i)

To be filed with XL-Switzerland by the Purchase Contract Agent or by any Holder shall be sufficient for every purpose under the Purchase Contract Agreement, as amended and supplemented hereby, (unless otherwise therein expressly provided) if made, given, furnished or filed in writing and personally delivered, mailed, first-class postage prepaid, telecopied or delivered by overnight air courier guaranteeing at least second day delivery, addressed to and received by XL-Switzerland at XL Company Switzerland GmbH, XL House, One Bermudiana Road, Hamilton, HM 08, Bermuda (facsimile: 441-292-5280), Attention: Manager, or at any other address furnished in writing to the Purchase Contract Agent by XL-Switzerland, or

(ii)

To be filed with Parent by the Purchase Contract Agent or by any Holder shall be sufficient for every purpose under the Purchase Contract Agreement, as amended and supplemented hereby, (unless otherwise therein expressly provided) if made, given furnished or filed in writing and personally delivered, mailed, first-class postage prepaid, telecopied or delivered by overnight air courier guaranteeing at least second day delivery, addressed to and received by Parent at XL Group plc, No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland (facsimile: +353 (0) 1 405 2033), Attention: Secretary, or at any other address furnished in writing to the Purchase Contract Agent by Parent, with a copy to XL Group plc, XL House, One Bermudiana Road, Hamilton, HM 08, Bermuda (facsimile: 441-292-5280), Attention: General Counsel; or

(iii)

Shall be sufficient as set forth in Section 10.4 of the Purchase Contract Agreement; provided that in each case, any such request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document made, given, furnished or filed by any of XL-Cayman, XL-Switzerland or Parent shall be deemed sufficient for every purpose under the Purchase Contract Agreement, as amended and supplemented hereby, (unless otherwise therein expressly provided) to the full extent that such request, demand, authorization, direction, notice, consent, waiver or Act of Holders or other document would have been deemed sufficient pursuant to such Section 10.4 if made, given, furnished or filed by the “Company”; provided further that any change in address as provided under Section 10.4 of the Purchase Contract Agreement shall also be furnished in writing to the Guarantors.

ARTICLE VII

GUARANTEE

          Section 7.1. Unconditional Guarantee.

          (a) Each Guarantor hereby jointly and severally, fully and unconditionally guarantees (each, together with the XL-Cayman Guarantees and the Parent Guarantees, each as defined below, a “Guarantee”) to the Holders of the Purchase Contracts (i) all payments on the Purchase Contracts when due and (ii) the performance of XL-Switzerland’s obligation to deposit with the Agent one or more certificates representing validly issued, fully paid and non-assessable newly issued Parent Ordinary Shares (herein, the “deposit of shares”) upon payment in full of the Purchase Price for such Parent Ordinary Shares (together with the XL-Cayman Obligations and the Parent Obligations, each as defined below, the “Obligations”), each in accordance with the provisions of the Purchase Contracts and the Purchase Contract Agreement, each as amended and supplemented hereby, as provided below.

          (b) In addition to the Guarantees described in Section 7.1(a) herein, XL-Cayman also hereby fully and unconditionally guarantees (each, an “XL-Cayman Guarantee”) to the Holders of the Purchase Contracts the performance of all other obligations of XL-Switzerland under the Purchase Contract (the “XL-Cayman Obligations”), each in accordance with the provisions of the Purchase Contracts and the Purchase Contract Agreement, each as amended and supplemented hereby, as provided below.

          (c) In addition to the Guarantees described in Section 7.1(a) herein, the Parent also hereby fully and unconditionally guarantees (each, a “Parent Guarantee”) the XL-Cayman Obligations described in Section 7.1(b) herein (the “Parent Obligations”).

          (d) Each Guarantor hereby waives notice of acceptance of the applicable Guarantee and of default of performance by XL-Switzerland, and hereby agrees that payment or the performance of any Obligation, including, but not limited to, the deposit of shares, as applicable, under the Guarantees shall be subject to no condition other than the giving of a written request for payment or performance, as applicable, in the manner provided in Section 1.5 of the Purchase Contract Agreement, as amended and supplemented by Section 6.1 of this Supplemental Agreement. Each Guarantee is a guarantee of payment or performance, as applicable, and not of collection.

          (e) The obligations of the Guarantors under the Guarantees shall in no way be impaired by: (i) any extension, amendment, modification or renewal of the Purchase Contracts or the Purchase Contract Agreement or this Supplemental Agreement; (ii) any waiver of any default, extension of time or failure to enforce any of the provisions of the Purchase Contracts, the Purchase Contract Agreement or this Supplemental Agreement; or (iii) any extension, moratorium or other relief granted to XL-Switzerland, as applicable, pursuant to any applicable law or statute.

          (f) The Guarantors shall jointly and severally be obligated to make payment or perform, as applicable, under the Guarantees, for the benefit of the Holders of the Purchase Contracts, in the same manner in which XL-Switzerland is obligated to make payments on the Purchase Contracts or perform under the Purchase Contract Agreement, as amended and supplemented hereby, as applicable.

          (g) Subject to clause (f) below, the Guarantors hereby agree that:

(i)

the Purchase Contracts will be paid and performed under, as applicable, strictly in accordance with the terms of the Purchase Contracts and the Purchase Contract Agreement, each as amended and supplemented hereby, regardless of the value, genuineness, validity, regularity or enforceability of the Purchase Contracts and the Purchase Contract Agreement, and of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Agent with respect thereto, to the fullest extent permitted by law; and

(ii)

the joint and several liability of each Guarantor to the extent herein set forth shall be absolute and unconditional, not subject to any reduction, limitation, impairment, termination, defense, offset, counterclaim, or recoupment whatsoever (all of which are hereby expressly waived by each Guarantor), whether by reason of any claim of any character whatsoever, including, without limitation, any claim of waiver, release, surrender, alteration or compromise, or by reason of any liability at any time to such Guarantor or otherwise, whether based upon any obligations or any other agreement or otherwise, and howsoever arising, whether out of action or inaction or otherwise and whether resulting from default, willful misconduct, negligence or otherwise, and without limiting the foregoing, irrespective of:

	(A)	any lack of validity or enforceability of any agreement or instrument relating to the Purchase Contracts;

(B)

any change in the time, manner or place of payment or performance, as applicable, under, or in any other term in respect of, all or any of the Purchase Contracts, or any other amendment or waiver of or consent to any departure from any other agreement relating to the Purchase Contracts;

(C)

any increase in, addition to, exchange or release of, or nonperfection of any lien on or security interest in, any collateral, or any release or amendment or waiver of or consent to any departure from or failure to enforce any other guarantee, for all or any of the Purchase Contracts;

(D)	any other circumstance that might otherwise constitute a defense available to, or a discharge of, XL-Switzerland in respect of the Purchase Contracts;

(E)	the absence of any action on the part of the Agent to obtain payment or performance, as applicable, under the Purchase Contracts or the Purchase Contract Agreement from XL-Switzerland;

(F)

any insolvency, bankruptcy, reorganization or dissolution, or any similar proceeding of or in respect of XL-Switzerland, including, without limitation, rejection of the Purchase Contracts in such bankruptcy; or

(G)

the absence of notice or any delay in any action to enforce any provision of the Purchase Contracts or the Purchase Contract Agreement or to exercise any right or remedy against a Guarantor or XL-Switzerland, whether under the Purchase Contract Agreement, the Purchase Contracts or any agreement or any indulgence, compromise or extension granted.

          (h) Notwithstanding anything to the contrary in the Guarantees, no Guarantor waives any defense that would be available to XL-Switzerland based on a breach, default or misrepresentation by the Agent, or failure of any condition to XL-Switzerland’s obligations under the Purchase Contract Agreement or the illegality of any provision of the Purchase Contract Agreement.

          (i) Each Guarantor further agrees that, to the extent that XL-Switzerland or such Guarantor makes a payment or payments to, or a deposit or deposits of shares with, the Agent, which payment or payments or deposit or deposits or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or repaid or returned to XL-Switzerland or the Guarantor or their respective estate, trustee, receiver or any other party under any bankruptcy laws, state or federal law, common law or equitable cause, then to the extent of such payment, repayment, deposit or return, the Guarantee and the advances or part thereof which have been paid, deposited, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, deposit, reduction or satisfaction occurred.

          Section 7.2. Execution and Delivery of Guarantee.

          (a) If an officer whose signature is on this Supplemental Agreement, including an officer of a Guarantor, no longer holds that office, a Guarantee shall be valid nevertheless.

          (b) The Guarantees contained in this Supplemental Agreement are entered into by the Guarantors for the benefit of the Holders from time to time of the Purchase Contracts. Such provisions shall not be deemed to create any right, or to be in whole or in part for the benefit, of any Person other than the Agent, the Guarantors, the Holders from time to time of the Purchase Contracts and their permitted successors and assigns.

          (c) The delivery of the Guarantees to the Agent shall constitute due delivery of the Guarantees on behalf of the Guarantors to all Holders of the Purchase Contracts authenticated and delivered under the Purchase Contract Agreement, whether or not notation of the Guarantees is made upon any such Purchase Contract.

                       Section 7.3. Waiver of Subrogation. The Guarantors shall be subrogated to all rights (other than the right to receive Parent Ordinary Shares as described in Section 2.1(a) herein) of the Holders of the Purchase Contracts and the Agent against XL-Switzerland pursuant to the provisions of the Guarantees; provided, however, that the Guarantors shall not be entitled to enforce, or to receive any payments or require performance arising out of or based upon, such right of subrogation until the Contract Adjustment Payments, Deferred Contract Adjustment Payments, if any, and additional amounts, if any, payable in respect of all of the Purchase Contracts issued under the Purchase Contract Agreement shall have been paid in full and all performance required under all of the Purchase Contracts issued under the Purchase Contract Agreement, shall have been completed, as applicable.

                       Section 7.4. No Suspension of Remedies. Nothing contained in this Article VII shall limit the right of the Agent or the Holders of the Purchase Contracts to take any action pursuant to Article VI of the Purchase Contract Agreement or to pursue any other rights or remedies under the Purchase Contract Agreement, this Supplemental Agreement or under applicable law.

                       Section 7.5. Termination. The Guarantees shall remain in full force and effect and shall be binding on the Guarantors, their successors and assigns until all of the Obligations have been satisfied in full.

ARTICLE VIII

MISCELLANEOUS

                       Section 8.1. Acceptance by Agent. The Agent accepts this Supplemental Agreement and agrees to execute its duties and responsibilities as hereby amended and supplemented upon the terms and conditions set forth in the Purchase Contract Agreement, including without limitation the terms and provisions defining and limiting the liabilities and responsibilities of the Agent, which terms and provisions shall in like manner define and limit its liabilities and responsibilities in the performance of its duties created by the Purchase Contract Agreement as hereby amended and supplemented; and without limiting the generality of the foregoing, XL-Switzerland affirms as its own the rights and responsibilities of XL-Cayman with respect to the Agent under Section 7.7(c) of the Purchase Contract Agreement.

                       Section 8.2. Ratification of Purchase Contract Agreement. The Purchase Contract Agreement, as amended and supplemented by this Supplemental Agreement, is in all respects ratified and confirmed, and this Supplemental Agreement shall be deemed part of the Purchase Contract Agreement in the manner and to the extent herein and therein provided.

                       Section 8.3. Effectiveness. This Supplemental Agreement shall become a legally effective and binding instrument upon the execution and delivery hereof by all parties hereto.

                       Section 8.4. Purchase Contract Agreement. Except as amended and supplemented hereby, all provisions in the Purchase Contract Agreement shall remain in full force and effect.

                       Section 8.5. Units Deemed Conformed. As of the Effective Time, the provisions of each Unit then outstanding shall be deemed to be conformed, without the necessity for any reissuance or exchange of such Unit or any other action on the part of the Holders, Parent, XL-Cayman, XL-Switzerland or Agent, so as to reflect this Supplemental Agreement.

                       Section 8.6. Successors and Assigns. All covenants and agreements in this Supplemental Agreement by XL-Cayman, XL-Switzerland and Parent shall bind their successors and assigns, whether so expressed or not.

                       Section 8.7. Separability Clause. If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

                       Section 8.8. Benefits of Agreement. Nothing in this Supplemental Agreement or in the Units, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder and, to the extent provided hereby, the Holders, any benefits or any legal or equitable right, remedy or claim under this Supplemental Agreement. The Holders from time to time shall be beneficiaries of this Supplemental Agreement and shall be bound by all of the terms and conditions hereof and of the Units evidenced by their Certificates by their acceptance of delivery of such Certificates.

                       Section 8.9. Governing Law. THIS SUPPLEMENTAL AGREEMENT AND THE UNITS SHALL BE GOVERNED BY, DEEMED TO BE A CONTRACT UNDER, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. XL-Cayman, XL-Switzerland, Parent, the Agent and the Holders from time to time of the Units, acting through the Agent as their attorney-in-fact, hereby submit to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York state court sitting in the Borough of Manhattan in New York City for the purposes of all legal proceedings arising out of or relating to this Supplemental Agreement or the transactions contemplated hereby. XL-Cayman, XL-Switzerland, Parent, the Agent and the Holders from time to time of the Units, acting through the Agent as their attorney-in-fact, irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of the venue of any such proceeding brought in such court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

                       Section 8.10. Counterparts. This Supplemental Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Supplemental Agreement by signing any such counterpart.

                       Section 8.11. Inspection of Agreement. A copy of this Supplemental Agreement shall be available at all reasonable times during normal business hours at the Corporate Trust Office for inspection by any Holder.

                       Section 8.12. No Waiver. No failure on the part of XL-Cayman, XL-Switzerland, Parent, the Agent, the Collateral Agent, the Securities Intermediary or any of their respective agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by XL-Cayman, XL-Switzerland, Parent, the Agent, the Collateral Agent, the Securities Intermediary or any of their respective agents of any right, power or remedy hereunder preclude any further exercise thereof or the exercise of any right, power or remedy. The remedies herein are cumulative and are not exclusive of any remedies provided by law.

                       Section 8.13. Waiver of Jury Trial. EACH OF XL-CAYMAN, XL-SWITZERLAND, PARENT AND THE AGENT HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION CONTEMPLATED HEREBY.

                       Section 8.14. Validity and Sufficiency. The Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Agreement or for or in respect of the recitals contained herein, all of which are made solely by XL-Cayman, XL-Switzerland and the Parent.

          IN WITNESS WHEREOF, this First Supplement to the Purchase Contract Agreement is executed as of the date first set forth above.

XL CAPITAL LTD

By:	/s/ Simon Rich

Name: Simon Rich
Title: Senior Vice President

XL COMPANY SWITZERLAND GMBH

By:	/s/ John Hume

Name: John Hume
Title: Manager

By:	/s/ Gérald Kanis

Name: Gérald Kanis
Title: Manager

GIVEN under the Common Seal of
XL GROUP PLC

By:	/s/ Simon Rich

Name: Simon Rich
Title: Director

By:	/s/ Mervyn Skeet

Name: Mervyn Skeet
Title: Director

THE BANK OF NEW YORK MELLON, as
Purchase Contract Agent

By:	/s/ Timothy W. Casey

Name: Timothy W. Casey
Title: Senior Associate